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                                                                       EXHIBIT 8

                                October 4, 2002




Kinder Morgan Energy Partners, L.P.
One Allen Center, Suite 1000
500 Dallas Street
Houston, Texas 77002


Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan Energy Partners, L.P. (the "Partnership"), a Delaware limited partnership, in connection with the offers by the Partnership to exchange up to $250,000,000 aggregate principal amount of its 5.35% Exchange Senior Notes due 2007 (the "2007 Exchange Notes") for its 5.35% Senior Notes due 2007 (the "2007 Original Notes") and to exchange up to $500,000,000 aggregate principal amount of its 7.30% Exchange Senior Notes due 2033 (the "2033 Exchange Notes") for its 7.30% Senior Notes due 2033 (the "2033 Original Notes). The exchange offers are collectively referred to herein as the "Exchange Offers." The 2007 Exchange Notes and 2033 Exchange Notes and the 2007 Original Notes and 2033 Original Notes are referred to herein collectively as the "Notes." The Partnership has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 with respect to the Exchange Offers (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act").

We have examined originals or copies of the Registration Statement and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of Kinder Morgan Management, LLC, the delegate of Kinder Morgan G.P., Inc., the general partner of the Partnership, and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as copies, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

On the basis of the foregoing and upon consideration of applicable law, we are of the opinion that, subject to the qualifications stated therein, the discussion as to the United States federal income tax matters set forth under the caption "Material Federal Income Tax Considerations" in the Prospectus contained in the Registration Statement summarizes the material United States federal income tax consequences relevant to the Exchange Offers and to the purchase, ownership and disposition of the Notes.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8 to the Registration Statement and to the references to our firm under the heading "Material Federal Income Tax Considerations" in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations thereunder.

                                           Very truly yours,



                                           /s/ Bracewell & Patterson, L.L.P.

                                           Bracewell & Patterson, L.L.P.